NOVATION AND ASSIGNMENT AGREEMENT

(Substitution of Shareholder and Transfer of Rights and Obligations)

This Novation and Assignment Agreement ("Agreement") is made on Tuesday, April 7, 2026

BETWEEN:

1. HyOrc Corporation, a company incorporated in the United States with registered office at 3050 Post Oak Boulevard, Suite 510-Q60, Houston, 77056, Texas, USA ("HyOrc").

2. Start Lda, a company incorporated under the laws of Portugal with registered office at Praça dos Combatentes 116, 4570-522 Rates, Póvoa de Varzim, Portugal ("Start").

3. MO.RE.DA. Oils, Lda, a company incorporated under the laws of Portugal with registered office at Rua da Pista de Guilhabreu 85, 4485-255 Guilhabreu, Portugal ("Moreda").

HyOrc, Start and Moreda are collectively referred to as the "Parties".

1. Recitals

A. HyOrc and Start entered into a Joint Venture Agreement dated 14 September 2025 concerning the development of waste-to-methanol facilities in Portugal.

B. HyOrc and Start subsequently entered into a Shareholders' Agreement dated 29 September 2025 relating to the company HyOrc Start Green Fuels, Lda (the "Company").

C. Start currently holds 50% of the share capital of the Company and is responsible for the provision of land, permitting and infrastructure.

D. Start has agreed to transfer its participation to MO.RE.DA. Oils, Lda, a company controlled by Ricardo Mota.

E. Moreda owns an industrial facility in Guilhabreu, Vila do Conde, Portugal suitable for industrial waste processing and methanol production activities.

2. Novation and Substitution

With effect from the Effective Date of this Agreement, Moreda shall replace Start as party to the Joint Venture Agreement dated 14 September 2025 and the Shareholders' Agreement dated 29 September 2025.

Moreda assumes all rights, obligations, duties and liabilities of Start under those agreements as if it had originally been a party to them.

Start shall be released from obligations arising after the Effective Date except obligations that accrued prior to such date.

3. Assumption of Obligations

Moreda agrees to perform all obligations previously undertaken by Start, including but not limited to provision of land, infrastructure, permitting coordination, RDF feedstock support, and cooperation with Portuguese authorities and stakeholders.

4. Shareholding Confirmation

The shareholding of HyOrc Start Green Fuels, Lda shall remain:
HyOrc Corporation – 50%
MO.RE.DA. Oils, Lda – 50%

5. Project Site Commitment

Moreda commits to make available to the Company the industrial site located at Rua da Pista de Guilhabreu 85, 4485-255 Guilhabreu, Vila do Conde, Portugal.

The site shall be available for installation, commissioning and operation of HyOrc technology and associated waste-to-methanol production facilities.

6. Minimum Site Commitment

Moreda guarantees that the Company shall have access to sufficient land area within the above facility for the pilot project and potential expansion phases, including installation of gasifiers, methanol synthesis units, storage and associated utilities.

The Parties shall negotiate in good faith a long-term lease, concession or similar arrangement to secure the site for the duration of the Project.

7. Permitting Cooperation Covenant

Moreda shall actively cooperate with HyOrc and the Company to obtain and maintain all required environmental permits, industrial licenses and municipal approvals necessary for construction and operation of the Project.

Moreda shall use commercially reasonable efforts to facilitate regulatory approvals and engagement with local and national authorities.

8. Non-Circumvention

Moreda agrees that it shall not directly or indirectly circumvent the Company or HyOrc in relation to the development, financing, construction or operation of waste-to-methanol facilities within Portugal.

9. Exclusivity

During the term of the Joint Venture Agreement and Shareholders' Agreement, neither HyOrc nor Moreda shall participate in competing renewable/green methanol projects in

Portugal outside the framework of HyOrc Start Green Fuels, Lda without the prior written consent of the other shareholder.

All commercial activities related to methanol production in Portugal shall be pursued exclusively through the Company.

10. Representations and Warranties

Moreda represents that it is duly incorporated under Portuguese law, has authority to enter into this Agreement, and has the legal ability to grant access to the referenced industrial facility.

11. Continuation of Existing Agreements

Except as modified by this Agreement, the Joint Venture Agreement and the Shareholders' Agreement remain in full force and effect.

12. Governing Law

This Agreement shall be governed by the laws of Portugal.

13. Signatures

Signed for and on behalf of HyOrc Corporation
Name: K. Reginald Fubara
Title: Chief Executive Officer

Signed by:
Signature: Reginald Fubara
1D5701BB5EA14CA...

Date: Tuesday, April 7, 2026

Signed for and on behalf of Start Lda
Name: Ricardo Mota
Title: Managing Director

Assinado por:
Signature: Francisco Ricardo Fontes Guerra da Mota
B4790107B9004EC...

Date: Tuesday, April 7, 2026

Signed for and on behalf of MO.RE.DA. Oils, Lda
Name: Ricardo Mota
Title: Managing Director

Assinado por:
Signature: Francisco Ricardo Fontes Guerra da Mota
E66B83C0332241E...

Date: Tuesday, April 7, 2026